Exhibit 10.1

March 14, 2005

Mr. Larry M. Segall

12 Escher Drive
Marlboro, New Jersey 07746

Dear Larry:

It is my pleasure to extend to you an offer for the position of Executive Vice President and Chief Financial Officer for Equinox Holdings, Inc., the consolidated business of Equinox Fitness Clubs comprising all of the businesses that carry the “Equinox” brand name including the fitness clubs, management company and related products or businesses (the “Company”).  As Chief Financial Officer, you will report directly to the Chief Executive Officer of the Company and will have duties consistent with the job description.  The position offered is full-time employment at our corporate headquarters in New York City, beginning April 11, 2005.

Your employment is subject to your execution of Equinox’s Non-Disclosure and Non-Competition Agreement for senior executives, a copy of which is attached.  Your annual base salary will be $270,000.00, payable in biweekly installments of $10,384.62.  As additional compensation, you are eligible to receive an annual performance incentive bonus as described more fully in Attachment 1 to this letter.  As an inducement to accept this offer of employment, the Company will grant you options to purchase up to 60,000 shares of the common stock of the Company at an exercise price equal to the Fair Market Value at the next meeting Board of Directors, as described more fully in a separate option agreement.  Additionally, we will grant you options to purchase an additional 25,000 shares of the common stock of the Company on January 1, 2006, at an exercise price equal to the Fair Market Value at that date. Your compensation will be reviewed annually by the Compensation Committee of the Board of Directors and may be increased but not decreased.

You will be eligible for medical and dental benefits through our Executive Benefits Program beginning on the first day of the month following three calendar months of employment. The Company will reimburse you for your COBRA expenses during the period prior to your eligibility for the Company program.

Additionally, after 1 year of employment you may elect to participate in the 401(k) plan with a 25% employer matching contribution, up to 6%, which vests after two (2) years.  You are eligible for 4 weeks of paid vacation per year.  You are also entitled to three (3) complimentary memberships during your first year of employment and  one (1) membership thereafter.

If the terms of this offer letter are acceptable to you, please indicate your agreement by countersigning both originals of this letter and the Non-Disclosure and Non-Competition Agreement, returning one copy of each to me.  On behalf of the Board of Directors and the employees of Equinox, I wish to express my excitement in your joining the Equinox team.

Sincerely yours,

/s/ Joel Greengrass

Joel Greengrass

Agreed and Accepted:

/s/ Larry M. Segall

Larry M. Segall

Attachment 1

Performance Incentive Bonus Plan

Chief Financial Officer

1.                                       The performance incentive bonus will be based upon the Company’s earnings before interest expense, income taxes and depreciation and amortization (“EBITDA”) during any fiscal year.  Your bonus will be prorated for 2005.

2.                                       Corporate EBITDA On an annual basis, the actual EBITDA during the given fiscal year (as confirmed by the Company’s outside auditors) will be compared with the amount of EBITDA forecast to be generated during such period as outlined in the approved operating budget (“Goal”).

a.               If the actual EBITDA is less than 90% of Goal, no performance bonus will be awarded.

b.              If the actual 2005 EBITDA is equal to or greater than 90% of Goal but less than 95% of Goal, a performance bonus in the amount of $37,800.00 will be awarded.

c.               If the 2005 actual EBITDA is equal to or greater than 95% of Goal but less than 100% of Goal, a performance bonus incentive in the amount of $56,700.00 plus $7,560.00 for each one percent (1%) in excess of 95% of Goal, subject to a maximum performance bonus of $94,500.00 will be awarded.

d.              If the 2005 actual EBITDA is greater than 100% of Goal, a performance bonus in the amount of $94,500.00 plus $9,450.00 for each one percent (1%) in excess of 100% of Goal will be awarded.

3.                                       Performance incentive bonuses will be paid no later than April 10, 2006.